UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FireEye, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIREEYE, INC.

1440 McCarthy Blvd.

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on Wednesday, June 11, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders (the “Annual Meeting”) of FireEye, Inc., a Delaware corporation (“FireEye”). The Annual Meeting will be held on Wednesday, June 11, 2014 at 10:00 a.m. Pacific Time, at our headquarters, located at 1440 McCarthy Blvd., Milpitas, California 95035, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class I directors to serve until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 14, 2014 as the record date for the Annual Meeting. Only stockholders of record on April 14, 2014 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 25, 2014, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the Internet address listed on the Notice.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.

Thank you for your continued support of FireEye.

By order of the Board of Directors,

David G. DeWalt

Chief Executive Officer and Chairman of the Board

Milpitas, California

April 25, 2014

FIREEYE, INC.

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on Wednesday, June 11, 2014

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2014 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Wednesday, June 11, 2014 at 10:00 a.m. Pacific Time, at our headquarters, located at 1440 McCarthy Blvd., Milpitas, California 95035. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April  25, 2014 to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to hold office until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for a three-year term; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 14, 2014, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 145,022,701 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Please see “What if I do not specify how my shares are to be voted?” for additional information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Stockholder of Record: Shares Registered in Your Name. If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the Record Date, and present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•

You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 10, 2014. Alternatively, you may request a printed proxy card by telephone at

888-776-9962, over the Internet at http://www.amstock.com/proxyservices/requestmaterials.asp, or by email at info@amstock.com, and then follow the instructions under the heading “You may vote by mail” immediately below.

•	You may vote by mail. If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to the tabulation agent in the enclosed postage-paid envelope so that it is received no later than June 10, 2014. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for a three-year term and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

•	You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Secretary at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, California 95035, by 11:59 p.m. Eastern Time on June 10, 2014; or

•	attending the Annual Meeting and voting in person.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for a three-year term (Proposal No. 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (Proposal No. 2); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) is a non-routine matter, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 145,022,701 shares of common stock outstanding, which means that 72,511,351 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. This means that the three nominees who receive the most FOR votes will be elected. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.

•	Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What does it mean if I received more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within FireEye or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the proxy materials and annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

FireEye, Inc.

Attention: Secretary

1440 McCarthy Blvd.

Milpitas, CA 95035

(408) 321-6300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 26, 2014. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

FireEye, Inc.

Attention: Secretary

1440 McCarthy Blvd.

Milpitas, CA 95035

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2015 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 9, 2015; and

•	not later than March 11, 2015.

In the event that we hold our 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Six of our directors are independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of April 14, 2014, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
1. Directors with Terms Expiring at the Annual Meeting/Nominees
William M. Coughran Jr.(2)(3)	I	61	Director	2012	2014	2017
Gaurav Garg(1)	I	48	Director	2004	2014	2017
Promod Haque(2)(3)	I	65	Director	2005	2014	2017

2. Continuing Directors
Ashar Aziz	II	55	Founder, Chief Strategy Officer and Vice Chairman of the Board	2004	2015	—
David G. DeWalt	II	49	Chief Executive Officer and Chairman of the Board	2012	2015	—
Robert F. Lentz(1)	II	61	Director	2010	2015	—
Ronald E. F. Codd(1)(2)	III	58	Director	2012	2016	—
Enrique Salem(3)	III	48	Director	2013	2016	—

(1)	Member of our audit committee
(2)	Member of our nominating and corporate governance committee
(3)	Member of our compensation committee

Nominees for Director

William M. Coughran Jr. has served as a member of our board of directors since July 2012. Mr. Coughran has been a member of Sequoia Capital, a venture capital firm, since October 2011. He currently serves on the board of directors of multiple private companies, and he served on the board of directors of Clearwell Systems, Inc. from March 2005 to June 2011, when it was acquired by Symantec, Inc. Prior to joining Sequoia Capital, Mr. Coughran held a number of roles at Google Inc. from April 2003 to September 2011, including Senior Vice President of Engineering. At Google, he was responsible for security efforts as well as serving on the executive committee and as an advisor to the founders and Eric Schmidt. Prior to Google, Mr. Coughran co-founded Entrisphere, Inc., a telecom equipment vendor, and served as its initial Chief Executive Officer and in other roles from November 1999 to December 2002. From 1980 to 1999, Mr. Coughran held a number of roles at Bell Labs, Inc. (originally part of AT&T, Inc. and then Lucent Technologies, Inc.), including vice president of the Computing Sciences Research Center, known for key developments in operating and distributed systems as well as early work in networked computer security. Mr. Coughran has held adjunct and visiting faculty roles at Stanford University, Duke University, and ETH Zürich. Mr. Coughran has a B.S. and M.S. in Mathematics from California Institute of Technology and an M.S. and Ph.D. in Computer Science from Stanford University. Our board of directors believes that Mr. Coughran possesses specific attributes that qualify him to serve as a director, including his extensive experience with technology companies and his experience as an investment professional.

Gaurav Garg has served as a member of our board of directors since September 2004. Mr. Garg co-founded and has been a managing member of Wing Venture Partners, a venture capital firm, since June 2013. He has served on the board of directors of Ruckus Wireless, Inc. since August 2002. Mr. Garg also currently serves on the board of directors of a number of privately held technology companies, including MobileIron and Jasper Wireless. From May 2001 to June 2010, Mr. Garg was a non-managing member at Sequoia Capital, a venture capital firm. Prior to joining Sequoia Capital, Mr. Garg was a founder, board member and Senior Vice President of Product Management at Redback Networks, Inc., a telecommunications equipment company acquired by Ericsson, Inc. in 2007. Prior to Redback Networks, Mr. Garg held various engineering positions at SynOptics Communications, Inc. and Bay Networks, Inc., both computer network equipment vendors. Mr. Garg holds a B.S. and M.S. in Electrical Engineering and a B.S. in Computer Science, all from Washington University in St. Louis. Our board of directors believes that Mr. Garg possesses specific attributes that qualify him to serve as a director, including his extensive experience with technology and networking companies as an investment professional, board member, company founder, and senior executive.

Promod Haque has served as a member of our board of directors since March 2005. Mr. Haque has been a managing partner of Norwest Venture Partners, a venture capital firm, since 1990 and currently serves as senior managing partner. He has served on the board of directors of Cyan, Inc. since April 2007. Mr. Haque also currently serves on the boards of directors of several privately held companies, including Apigee, Inc. and PCH International, Inc., and previously served on the board of directors of Persistent Systems Limited from November 2005 to November 2010, and as Chairman of the Board of Veraz Networks, Inc., a provider of application, control and bandwidth optimization solutions, from July 2001 until October 2010, when it merged with Dialogic Corporation. Mr. Haque holds a B.S. in Electrical Engineering from the University of Delhi, India, an M.B.A. from the Kellogg Graduate School of Management at Northwestern University, and a Ph.D. in Electrical Engineering from Northwestern University. Our board of directors believes that Mr. Haque possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and his extensive experience with technology and networking companies.

Continuing Directors

Ashar Aziz founded FireEye in 2004 and served as our Chief Executive Officer until November 2012. He has served as our Vice Chairman of the Board and Chief Strategy Officer since November 2012 and as a member of our board of directors since February 2004. Mr. Aziz served as our Chief Technology Officer from November 2012 to April 2014. Prior to FireEye, Mr. Aziz founded Terraspring, Inc., a data center automation and virtualization company acquired by Sun Microsystems, Inc., in November 2002 and served as Chief Technology Officer of its N1 program until October 2003. Prior to Terraspring, Inc., Mr. Aziz spent 12 years at Sun Microsystems as a distinguished engineer focused on networking and network security. Mr. Aziz holds an S.B. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology and an M.S. in Electrical Engineering and Computer Science from the University of California, Berkeley, where he received the U.C. Regents Fellowship. Our board of directors believes that Mr. Aziz possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our founder and former Chief Executive Officer and as one of our largest stockholders, as well as his extensive experience with technology companies.

David G. DeWalt has served as our Chief Executive Officer since November 2012 and has served as our Chairman of the Board since May 2012. Prior to joining FireEye, Mr. DeWalt served as President, Chief Executive Officer and director of McAfee, Inc., a provider of antivirus software and intrusion prevention solutions, from April 2007 until February 2011 when McAfee was acquired by Intel Corporation. Mr. DeWalt served as President of McAfee, a wholly-owned subsidiary of Intel, from February 2011 to August 2011. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, a developer and provider of information infrastructure technology and solutions, including Executive Vice President, EMC Software Group and President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001 and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Mr. DeWalt has served on the board of directors of Delta Air Lines, Inc. since November 2011. Mr. DeWalt also serves on the board of directors of Five9, Inc. Mr. DeWalt served on the board of directors of Polycom, Inc. from November 2005 to May 2013 and as its Chairman of the Board from May 2010 to May 2013 and served on the board of directors of Jive Software, Inc. from February 2011 to April 2013. Mr. DeWalt holds a B.S. in Computer Science from the University of Delaware. Our board of directors believes that Mr. DeWalt possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his extensive senior management expertise in the network security industry.

Robert F. Lentz has served as a member of our board of directors since March 2010. Mr. Lentz has served as the President of Cyber Security Strategies since October 2009. He served as the Deputy Assistant Secretary of Defense for Cyber, Identity and Information Assurance in the Office of the Assistant Secretary of Defense, Networks and Information Integration/Chief Information Officer from November 2007 to October 2009. Since November 2000, he has also served as the Chief Information Security Officer for the U.S. Department of Defense. He previously worked at the National Security Agency from 1975 to 2000, where he served in the first National Computer Security Center as Chief of Network Security. Mr. Lentz has served as a member of the board of directors of Sypris Solutions, Inc. since July 2012, as well as on the board of directors of two private companies and as an advisor to several other technology companies. Mr. Lentz holds a B.A. in History and Social Science from St. Mary’s College and an M.S. in National Strategy from National Defense University. Our board of directors believes that Mr. Lentz possesses specific attributes that qualify him to serve as a director, including his substantial experience in the security industry, his extensive experience with the U.S. federal government and breadth of knowledge in international cyber security.

Ronald E. F. Codd has served as a member of our board of directors since July 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., a provider of human resource management systems. Mr. Codd has served on the board of directors of ServiceNow, Inc., Rocket Fuel Inc., and Veeva Systems Inc. since February 2012. Additionally, Mr. Codd previously served on the boards of directors of numerous information technology companies, including most recently DemandTec, Inc., Interwoven, Inc. and Data Domain, Inc. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. in Finance and M.I.S. from the Kellogg Graduate School of Management at Northwestern University. Our board of directors believes that Mr. Codd possesses specific attributes that qualify him to serve as a director, including his extensive management and software industry experience, and his experience in finance.

Enrique Salem has served as a member of our board of directors since February 2013. Mr. Salem was president, Chief Executive Officer and a director of Symantec Corporation, a provider of information security, storage and systems management solutions, from April 2009 until July 2012. Mr. Salem was Chief Operating Officer of Symantec Corporation from January 2008 to April 2009, group President, Worldwide Sales and Marketing from April 2007 to January 2008, group President, Consumer Products from May 2006 to April 2007, Senior Vice President, Consumer Products and Solutions from February 2006 to May 2006, Senior Vice President, Security Products and Solutions from January 2006 to February 2006, and Senior Vice President, Network and Gateway Security Solutions from June 2004 to February 2006. Prior to Symantec, from April 2002 to June 2004, Mr. Salem served as President and Chief Executive Officer of Brightmail, Inc., an email filtering company, prior to its acquisition by Symantec in 2004. Mr. Salem also held senior leadership roles at Oblix Inc., Ask Jeeves Inc., Peter Norton Computing, Inc. and Security Pacific Merchant Bank. In March 2011, he was appointed to President Barack Obama’s Management Advisory Board. Mr. Salem has been a director of Automatic Data Processing, Inc. since January 2010 and previously served on the board of directors of Symantec Corporation from April 2009 to July 2012. He received the Estrella Award from the Hispanic IT Executive Council in 2010 and was named Entrepreneur of the Year in 2004 by Ernst & Young. Mr. Salem holds an A.B. in

Computer Science from Dartmouth College. Our board of directors believes that Mr. Salem possesses specific attributes that qualify him to serve as a director, including his extensive leadership experience, including oversight of global operations, as well as a strong background in information technology, data security, compliance and systems management.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing requirements of The NASDAQ Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of The NASDAQ Stock Market.

Our board of directors has undertaken a review of the independence of each director and considered whether such director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors has determined that Messrs. Codd, Coughran, Garg, Haque, Lentz and Salem are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Stock Market.

Board Leadership Structure

Mr. DeWalt currently serves as both chairman of our board of directors and our Chief Executive Officer. Our board of directors believes that the current board leadership structure provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. DeWalt’s leadership and years of experience as an executive in the IT security industry. Mr. DeWalt is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. DeWalt possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. We do not have a lead independent director, but our independent directors bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that Mr. DeWalt’s combined role enables strong leadership, creates clear accountability, facilitates information flow between management and our board of directors, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Meetings and Committees

During 2013, our board of directors held 18 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.

It is the policy of our board of directors to regularly have separate meeting times for independent directors without management.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Ronald E. F. Codd, Gaurav Garg and Robert F. Lentz, each of whom is a non-employee member of our board of directors. Mr. Codd is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market. Our board of directors has also determined that Mr. Codd qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of The NASDAQ Stock Market. This designation does not impose on Mr. Codd any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	pre-approving any audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statements.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2013, our audit committee held 7 meetings.

Compensation Committee

Our compensation committee is comprised of William M. Coughran Jr., Promod Haque and Enrique Salem, each of whom is a non-employee member of our board of directors. Mr. Salem is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules and regulations of the SEC, including Rule 10C-1 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code. Our compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation,

employment agreements, severance arrangements and change in control agreements; and any other benefits, compensation or arrangements; provided that any approvals relating to the Chief Executive Officer’s compensation will be subject to the ratification of our entire board of directors, with any non-independent directors abstaining;

•	administering our equity compensation plans; and

•	overseeing our overall compensation philosophy, compensation plans and benefits programs.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our compensation committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2013, our compensation committee held 11 meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ronald E. F. Codd, William M. Coughran Jr. and Promod Haque, each of whom is a non-employee member of our board of directors. Mr. Coughran is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the listing requirements of The NASDAQ Stock Market. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter that satisfies the listing standards of The NASDAQ Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2013, our nominating and corporate governance committee held 4 meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving on our compensation committee or our board of directors. We have had a compensation committee since November 2012. Prior to establishing the compensation committee, our full board of directors made decisions relating to the compensation of our executive officers.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the composition of our board of directors, including, without limitation, issues of character, integrity, judgment, diversity, age, independence, expertise, length of service, understanding of our business and other commitments. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no other stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least 12 months prior to the date of the submission of the recommendation. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diversity of experience, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and FireEye and evidence of the recommending stockholder’s ownership of our common stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors membership. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our General Counsel at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, California 95035. To be timely for our 2015 annual meeting of stockholders, our General Counsel must receive the nomination no earlier than February 9, 2015 and no later than March 11, 2015. The notice must state the information required by Section 2.4(ii) of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our General Counsel at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, CA 95035. Our General Counsel will review all incoming stockholder communications (excluding mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material), and if deemed appropriate, the stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our audit committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

We do not currently have a formal policy with respect to compensation payable to our non-employee directors for service as directors. Our non-employee directors do not currently receive, and did not receive during 2013, any cash compensation for their services as directors or as board committee members. Our board of directors has, however, granted equity awards from time to time to non-employee directors who are not affiliated with our venture fund investors as compensation for their service as directors.

The table below shows equity compensation earned by our non-employee directors during 2013.

Director Compensation Table

Name(1)	Option Awards ($)(2)	Total ($)
Ronald E. F. Codd(3)	—	—
William M. Coughran Jr.	—	—
Enrique Salem(4)	682,093	682,093
Gaurav Garg(5)	—	—
Promod Haque	—	—
Robert F. Lentz(6)	—	—

(1)	Except as described in the footnotes below, no non-employee director held options to purchase shares of our common stock or unvested stock awards as of December 31, 2013.
(2)	The amount reported in this column represents the aggregate grant date fair value of the awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 3, 2014.
(3)	As of December 31, 2013, Mr. Codd held an option to purchase 125,000 shares of common stock at an exercise price of $2.48 per share, and the Codd Revocable Trust Dtd March 6, 1998 held 36,459 shares of restricted common stock that remained subject to a right of repurchase by us as of such date.
(4)	As of December 31, 2013, Mr. Salem held 200,000 shares of restricted common stock that remained subject to a right of repurchase by us as of such date.
(5)	As of December 31, 2013, Mr. Garg’s affiliated entities held 151,729 shares of restricted common stock that remained subject to a right of repurchase by us as of such date.
(6)	As of December 31, 2013, Mr. Lentz held an option to purchase 430,382 shares of common stock at an exercise price of $0.07 per share.

See “Executive Compensation” for information about the compensation of directors who are also our employees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, William M. Coughran Jr., Gaurav Garg and Promod Haque as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Coughran, Garg and Haque will serve as Class I directors until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Coughran, Garg and Haque. We expect that Messrs. Coughran, Garg and Haque will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN

THIS PROXY STATEMENT AS CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2014. Deloitte also served as our independent registered public accounting firm for our fiscal year ended December 31, 2013.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2014. Stockholder ratification of the appointment of Deloitte is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2014 if our audit committee believes that such a change would be in the best interests of FireEye and its stockholders. A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte for our fiscal years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees(1)	$2,646,962	$746,114
Audit-Related Fees(2)	168,177	—
Tax Fees(3)	—	—
All Other Fees	—	—

	$2,815,139	$746,114

(1)	“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2013 also included fees billed for professional services rendered in connection with our Form S-1 and Form S-8 registration statements related to our initial public offering of common stock completed in September 2013.
(2)	“Audit-Related Fees” consist of fees billed for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include merger and acquisition due diligence.
(3)	“Tax Fees” consist of fees billed for professional services rendered by Deloitte for tax compliance, tax advice and tax planning.

Auditor Independence

In 2013, there were no other professional services provided by Deloitte that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Deloitte for our fiscal years ended December 31, 2012 and 2013 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2014.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that FireEye, Inc., or the Company, specifically incorporates it by reference in such filing.

The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Deloitte & Touche LLP, or Deloitte, the Company’s independent registered public accounting firm. The audit committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The audit committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Ronald E. F. Codd (Chair)

Gaurav Garg

Robert F. Lentz

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 14, 2014. Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
David G. DeWalt	49	Chief Executive Officer and Chairman of the Board
Ashar Aziz	55	Founder, Chief Strategy Officer and Vice Chairman of the Board
Kevin R. Mandia	43	Senior Vice President and Chief Operating Officer
Michael J. Sheridan	49	Senior Vice President and Chief Financial Officer
Alexa King	46	Senior Vice President, General Counsel and Secretary
Jeffrey C. Williams	47	Senior Vice President, Sales
Bahman Mahbod	54	Senior Vice President, Engineering

David G. DeWalt has served as our Chief Executive Officer since November 2012 and has served as our Chairman of the Board since May 2012. Prior to joining FireEye, Mr. DeWalt served as President, Chief Executive Officer and director of McAfee, Inc., a provider of antivirus software and intrusion prevention solutions, from April 2007 until February 2011 when McAfee was acquired by Intel Corporation. Mr. DeWalt served as President of McAfee, a wholly-owned subsidiary of Intel, from February 2011 to August 2011. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, a developer and provider of information infrastructure technology and solutions, including Executive Vice President, EMC Software Group and President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001 and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Mr. DeWalt has served on the board of directors of Delta Air Lines, Inc. since November 2011. Mr. DeWalt also serves on the board of directors of Five9, Inc. Mr. DeWalt served on the board of directors of Polycom, Inc. from November 2005 to May 2013 and as its Chairman of the Board from May 2010 to May 2013 and served on the board of directors of Jive Software, Inc. from February 2011 to April 2013. Mr. DeWalt holds a B.S. in Computer Science from the University of Delaware.

Ashar Aziz founded FireEye in 2004 and served as our Chief Executive Officer until November 2012. He has served as our Vice Chairman of the Board and Chief Strategy Officer since November 2012 and as a member of our board of directors since February 2004. Mr. Aziz served as our Chief Technology Officer from November 2012 to April 2014. Prior to FireEye, Mr. Aziz founded Terraspring, Inc., a data center automation and virtualization company acquired by Sun Microsystems, Inc., in November 2002 and served as Chief Technology Officer of its N1 program until October 2003. Prior to Terraspring, Inc., Mr. Aziz spent 12 years at Sun Microsystems as a distinguished engineer focused on networking and network security. Mr. Aziz holds an S.B. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology and an M.S. in Electrical Engineering and Computer Science from the University of California, Berkeley, where he received the U.C. Regents Fellowship.

Kevin R. Mandia has served as our Senior Vice President and Chief Operating Officer since our acquisition of Mandiant Corporation, or Mandiant, in December 2013. Prior to joining FireEye, Mr. Mandia was the chief executive officer of Mandiant and had served in that capacity since he founded Mandiant in 2004. Prior to forming Mandiant, Mr. Mandia served as the director of computer forensics at Foundstone (later acquired by McAfee Corporation) from 2000 to 2003 and as the director of information security for Sytex (later acquired by Lockheed Martin) from 1998 to 2000. From 1993 to 2000, Mr. Mandia was an officer in the United States Air Force, where he served in various capacities, including as a computer security officer in the 7th Communications

Group at the Pentagon, and later as a special agent in the Air Force Office of Special Investigations (AFOSI). Mr. Mandia holds a B.S. in Computer Science from Lafayette College and an M.S. in Forensic Science from The George Washington University. In 2011, Mr. Mandia was named Ernst & Young Entrepreneur of the Year for the Greater Washington area. He completed the Harvard Business School’s Owner/President Management Program in February 2013. Mr. Mandia has taught graduate level courses at Carnegie Melon University and The George Washington University and has co-authored two books on responding to security breaches, Incident Response: Performing Computer Forensics (McGraw-Hill, 2003) and Incident Response: Investigating Computer Crime (McGraw-Hill, 2001).

Michael J. Sheridan has served as our Senior Vice President and Chief Financial Officer since June 2011. Prior to joining FireEye, Mr. Sheridan was Chief Financial Officer at Mimosa Systems, Inc., a provider of enterprise content archiving systems, from 2009 until its acquisition by Iron Mountain, Inc. in 2010. Prior to Mimosa Systems, Inc., Mr. Sheridan was Chief Financial Officer of Playlist, Inc., a social media and Internet company, from 2008 to 2009, Facebook Inc., a social media and Internet company, from 2006 to 2007, IGN Entertainment, Inc., a media and entertainment company (acquired by News Corporation in 2005), from 2004 to 2006, and SonicWALL, Inc., a network security and data protection company, from 1999 to 2003. Mr. Sheridan received a B.S. in Commerce from Santa Clara University.

Alexa King has served as our Senior Vice President, General Counsel and Secretary since April 2012. Prior to joining FireEye, Ms. King was Vice President, General Counsel and Secretary of Aruba Networks, Inc., a provider of enterprise wireless network software and hardware from December 2005 to April 2012. From 2000 to 2005, Ms. King served as Senior Director of Legal at Siebel Systems, Inc. a software company, and her early career included working at Pillsbury Madison & Sutro (now Pillsbury Winthrop) and Fenwick & West. Additionally, Ms. King served as founding director of Pathbrite, Inc. (f/k/a RippleSend, Inc.) from 2008 to 2009 and as advisor from 2009 to 2011. Ms. King graduated magna cum laude from Harvard College with a degree in Eastern European Studies and received her J.D. from the University of California, Berkeley, Boalt Hall School of Law, where she was named to the Order of the Coif.

Jeffrey C. Williams has served as our Senior Vice President, Sales since March 2010. He also served as a member of our advisory board from April 2006 to February 2010. Prior to joining FireEye, Mr. Williams was vice president of sales at Cisco Systems, Inc., a technology manufacturing and sales company, from April 2003 to January 2010. Prior to Cisco Systems, Mr. Williams managed sales for IronPort Systems, Inc. prior to its acquisition by Cisco Systems in June 2007. Prior to IronPort, Mr. Williams was Vice President of Sales at IntruVert Networks, Inc., a next-generation IPS company which was acquired by McAfee, from February 2002 to April 2003. Prior to IntruVert Networks, Mr. Williams was Vice President of Sales of Abeona Networks, Inc. from January 2001 to January 2002 and at GlobalCenter Inc., which was acquired by Exodus Communications, from February 1990 to January 2001. Additionally, Mr. Williams served on the board of directors of Meraki, Inc. from 2010 until its acquisition by Cisco Systems in 2012. He holds a B.S. in Marketing from California State University, Chico.

Bahman Mahbod has served as our Senior Vice President, Engineering since February 2012, and as our Vice President of Engineering and Security Research from October 2007 to February 2012. Prior to joining FireEye, Mr. Mahbod served as Head of Server Engineering, Quality Assurance and Technical Publications at Gemini Mobile Technologies, Inc., a provider of infrastructure and mobile messaging software, from 2005 to 2007 and Vice President of Engineering, Network Operations and Client Services at FaceTime Communications (now Actiance), a provider of extensible real-time security and management solutions, from 1999 to 2005. Prior to that, Mr. Mahbod held various leadership positions at IBM Corporation, Sybase, Inc., Vantive Inc. and Bell-Northern Research Co. Mr. Mahbod holds a B.S. in Computer Science from the University of California, Santa Barbara.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that the Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer other than the Chief Executive Officer, as well as each individual compensation component. Our compensation committee makes recommendations to our board of directors regarding compensation for the Chief Executive Officer. The independent members of our board of directors make the final decisions regarding executive compensation for the Chief Executive Officer.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In 2013, our compensation committee retained Compensia, a national compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Compensia now serves at the discretion of our compensation committee. Our compensation committee engaged Compensia to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Summary Compensation Table

The following table provides information regarding the compensation awarded to, or earned by, our executive officers, including each of our named executive officers, during 2012 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Total ($)
David G. DeWalt,	2013	350,000	190,000	—		431,177	—	971,177
Chief Executive Officer	2012	42,424	23,562	3,576,032	(5)	2,390,756	—	6,032,774

Ashar Aziz,	2013	300,000	—	—		—	152,869	452,869
Chief Strategy Officer	2012	300,000	171,000	—		1,916,037	—	2,387,037

Jeffrey C. Williams,	2013	226,042	150,000	302,495		—	190,636	869,173
Senior Vice President, Sales	2012	200,000	150,000	—		—	336,202	686,202

Alexa King,	2013	250,000	—	302,495		—	106,227	658,722
Senior Vice President, General Counsel and Secretary	2012	177,083	40,403	—		436,885	—	654,371

Bahman Mahbod,	2013	250,000	—	302,495		—	104,414	656,909
Senior Vice President, Engineering	2012	246,932	57,000	—		124,813	—	428,745

Michael J. Sheridan,	2013	265,000	—	302,495		—	147,712	715,207
Senior Vice President and Chief Financial Officer	2012	265,000	94,536	—		—	—	359,536

Kevin R. Mandia,	2013	—	—	—		—	—	—
Senior Vice President and Chief Operating Officer(6)

(1)	Represents amounts paid as a discretionary bonus to our executive officers, including our named executive officers, for exemplary performance in 2012 as compared with our 2012 operating plan.
(2)	The amounts in this column represent the aggregate grant date fair value of the award as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 3, 2014.
(3)	In February 2014, our board of directors granted restricted stock units covering up to 41,250 shares of our common stock to Mr. Aziz, restricted stock units covering up to 82,500 shares of our common stock to Mr. Williams, restricted stock units covering up to 53,125 shares of our common stock to Ms. King, restricted stock units covering up to 55,000 shares of our common stock to Mr. Mahbod, and restricted stock units covering up to 48,125 shares of our common stock to Mr. Sheridan. In addition, in March 2014, our board of directors granted restricted stock units covering up to 187,500 shares of our common stock to Mr. DeWalt. All of these restricted stock units are subject to performance-based and/or time-based vesting schedules.
(4)	For 2013, represents amounts paid under the Employee Incentive Plan. For 2012, represents amounts paid to Mr. Williams under his Master Commission Plan.
(5)	Represents the grant date fair value of stock awards granted to Mr. DeWalt in his capacity as our Chief Executive Officer. For information regarding additional equity awards received by Mr. DeWalt during 2012 in his capacity as a member of our board of directors and as Chairman of the Board, see the disclosure under “Management—Director Compensation—Director Compensation Table” in our prospectus dated September 20, 2013, as filed with the SEC pursuant to Rule 424(b)(3).

(6)	Mr. Mandia was appointed as our Senior Vice President and Chief Operating Officer on December 30, 2013 and accordingly received no compensation from us during 2013.

Bonus and Non-Equity Incentive Plan Compensation

Discretionary Bonus

Mr. DeWalt, our Chief Executive Officer and Chairman of the Board, and Mr. Williams, our Senior Vice President, Sales, each received discretionary bonuses for exemplary individual performance in 2013 and for company performance in 2013 as compared to our 2013 operating plan.

Non-Equity Incentive Plan Compensation

Our compensation committee has adopted an Employee Incentive Plan, or the Bonus Plan. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee.

Under the Bonus Plan, our compensation committee determines the performance goals applicable to any award. Performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures, and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis. The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid.

Our compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan, provided that such action does not impair the existing rights of any participant with respect to any earned bonus.

2013 Performance Targets under Employee Incentive Plan—Non-Sales Executives

For 2013, our compensation committee approved the performance targets under the Bonus Plan for each of our executive officers other than Messrs. Williams, Mandia and DeWalt. For 2013, our compensation committee set commission-based targets for Mr. Williams, as described below, and Mr. Mandia was not employed with us for most of 2013.

Under the Bonus Plan, each eligible participant has an opportunity to earn semi-annual payments, subject to our achievement of corporate performance goals and the participant’s achievement of individual goals. For 2013, the relative weight of each performance element was 75% corporate and 25% individual, and our corporate-level goals were certain targets for bookings, EBITDA and new customers.

For 2013, each of these corporate goals was equally weighted. The minimum level of achievement for each corporate component is 80%, which corresponds to a 75% payout for that component. If achievement for a component is 120% or greater, then the corresponding payout for that component is 140%. The payout is scaled for achievement between 80% and 120%. Our compensation committee reserves the right to adjust the corporate performance target in the case of a merger, acquisition or such other unforeseeable future event occurs.

With respect to individual goals, the amount of achievement and payout is determined based on our Chief Executive Officer’s assessment of achievement. Payout for the individual performance component can be up to 200%.

Our compensation committee reserves the right to increase or decrease (including to zero) the amount of any payout to a participant.

For 2013, the target incentive amounts and the aggregate annual payments earned by our executive officers under the Bonus Plan were as follows:

Executive Officer	Annual Target Award Opportunity	Actual Annual Award Amount
Ashar Aziz	$150,000	$152,869
Alexa King.	100,000	106,227
Bahman Mahbod	100,000	104,414
Michael J. Sheridan	135,000	147,712

2013 Performance Targets under Employee Incentive Plan—Sales Executive

For 2013, our compensation committee approved commission-based performance targets for Mr. Williams under the Bonus Plan. These commissions were calculated by multiplying his effective commission rate by the value of our bookings. Certain types of orders were eligible for additional bonuses at an increased commission rate. In addition, our compensation committee provided that (i) Mr. Williams’ effective commission rate would be accelerated if he exceeded his annual bookings target and (ii) commissions would not be subject to a cap and would be paid prior to the end of the month following the close of the month in which the commissions were earned.

For 2013, the target incentive amount and the aggregate annual payment earned by Mr. Williams under the Bonus Plan were as follows:

Executive Officer	Annual Target Award Opportunity	Actual Annual Award Amount
Jeffrey C. Williams	$200,000	$190,636

Employment Agreements for Executive Officers

David G. DeWalt

Effective November 19, 2012, we entered into an amended and restated offer letter with David G. DeWalt, our Chief Executive Officer and Chairman of the Board. The offer letter has no specific term and provides that Mr. DeWalt is an at-will employee. Mr. DeWalt’s current annual base salary is $350,000, and he is eligible for annual target incentive payments of $350,000 for 2014. Mr. DeWalt’s offer letter was subsequently amended in August 2013.

In connection with Mr. DeWalt’s commencement of employment as our Chief Executive Officer, the vesting schedule of each of Mr. DeWalt’s equity awards was amended and restated. See “—Outstanding Equity Awards at Fiscal Year-End” for a description of the vesting of Mr. DeWalt’s equity awards as of December 31, 2013.

In August 2013, Mr. DeWalt’s offer letter was amended to provide that any of Mr. DeWalt’s rights to severance, equity acceleration and/or change of control benefits under his offer letter would be superseded by eligibility for severance benefits under our Change of Control Severance Policy for Officers. See the disclosure under “Change of Control Severance Policy for Officers” for additional information.

Ashar Aziz

Effective November 19, 2012, we entered into an offer letter with Ashar Aziz, our founder, Vice Chairman of the Board and Chief Strategy Officer. The offer letter has no specific term and provides that Mr. Aziz is an at-will employee. Mr. Aziz’s current annual base salary is $300,000, and he is eligible for annual target incentive payments of $150,000 each year.

The offer letter clarified and confirmed the vesting schedule of each of Mr. Aziz’s equity awards. See “—Outstanding Equity Awards at Fiscal Year-End” for a description of the vesting of Mr. Aziz’s equity awards as of December 31, 2013.

Mr. Aziz’s offer letter also provides for the potential of future vesting acceleration of his equity awards as follows:

•	If we are subject to a change in control when Mr. Aziz is not an employee but is a director, then 100% of his unvested equity awards will vest.

•	If we are subject to a change in control when Mr. Aziz is an employee and Mr. Aziz subsequently terminates his employment, then, subject to his execution of a release of claims, Mr. Aziz’s equity awards will vest as if Mr. Aziz had completed an additional 24 months of employment following his termination of employment date.

Kevin R. Mandia

Effective December 30, 2013, we entered into an offer letter with Kevin R. Mandia, our Senior Vice President and Chief Operating Officer. The offer letter is for no specific term and provides that Mr. Mandia is an at-will employee. Mr. Mandia’s current annual base salary is $260,000, and he is eligible for annual target incentive payments of $260,000 for 2014. Mr. Mandia is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Pursuant to the terms of the offer letter, Mr. Mandia agreed that we would impose vesting requirements on a portion of the shares of our common stock that were issued to him as stock consideration as part of our acquisition of Mandiant, and that would otherwise have been fully vested shares of our common stock. As a result, we imposed the following vesting requirements on 469,813 shares of our common stock issued to Mr. Mandia upon the closing of the acquisition: one half of the total shares of revested stock shall vest on each anniversary of the closing of the acquisition, subject to Mr. Mandia’s continued status as a service provider to us on each such date. If Mr. Mandia’s status as a service provider to us is terminated prior to full vesting, then any unvested portion of the revested shares will be immediately forfeited to us without consideration. Notwithstanding the foregoing, if we terminate Mr. Mandia’s service without “cause” (as defined in our Change of Control Severance Policy for Officers) or breach the terms of his offer letter, the vesting of such revested shares automatically accelerates in full. The terms and conditions of the revested stock are also set forth in a consideration holdback agreement between Mr. Mandia and us.

The offer letter also contains certain covenants regarding activities that Mr. Mandia cannot engage in while providing services to us. In addition, Mr. Mandia entered into a key employee non-competition agreement, or non-competition agreement, with us, which provides that he will not, for a period of time equal to the later of (a) the period commencing on December 30, 2013 and ending on the second anniversary of such date, or (b) only if he does not work in California, the period commencing on December 30, 2013 and ending 18 months after the termination of his employment or consulting agreement with us or any of our affiliates, compete with us by engaging in any “competing business purpose” (as defined in the non-competition agreement) in the “restricted territory” (as defined in the non-competition agreement). The non-competition agreement also contains standard non-solicitation provisions, preventing Mr. Mandia from (i) soliciting any of our employees (including former Mandiant employees) or consultants to leave his or her employment and (ii) asking any of our employees (including former Mandiant employees) or consultants to engage in any activity which Mr. Mandia is prohibited from engaging in under the terms of the non-competition agreement.

Jeffrey C. Williams

Effective August 1, 2013, we entered into a confirmatory offer letter with Jeffrey C. Williams, our Senior Vice President, Sales. The offer letter is for no specific term and provides that Mr. Williams is an at-will employee. Mr. Williams’ current annual base salary is $225,000, and he is eligible for annual target incentive payments equal to $225,000 for 2014. Mr. Williams is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Alexa King

Effective August 1, 2013, we entered into a confirmatory offer letter with Alexa King, our Senior Vice President, General Counsel and Secretary. The offer letter is for no specific term and provides that Ms. King is an at-will employee. Ms. King’s current annual base salary is $250,000, and she is eligible for annual target incentive payments equal to $125,000 for 2014. Ms. King is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Michael J. Sheridan

Effective August 1, 2013, we entered into a confirmatory offer letter with Michael J. Sheridan, our Senior Vice President and Chief Financial Officer. The offer letter is for no specific term and provides that Mr. Sheridan is an at-will employee. Mr. Sheridan’s current annual base salary is $265,000, and he is eligible for annual target incentive payments equal to $198,800 for 2014. Mr. Sheridan is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Bahman Mahbod

Effective August 1, 2013, we entered into a confirmatory offer letter with Bahman Mahbod, our Senior Vice President, Engineering. The offer letter is for no specific term and provides that Mr. Mahbod is an at-will employee. Mr. Mahbod’s current annual base salary is $250,000, and he is eligible for annual target incentive payments equal to $125,000 for 2014. Mr. Mahbod is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Definitions for Offer Letter with Mr. Aziz

For purposes of the offer letter with Mr. Aziz, “cause” means generally:

•	the unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us;

•	the material breach of any agreement between us and the named executive officer;

•	the material failure to comply with our written policies or rules;

•	the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

•	gross negligence or willful misconduct;

•	the continuing failure to perform assigned duties after receiving written notification of the failure from the board of directors; or

•	the failure to cooperate in good faith with a governmental or internal investigation of the company or our directors, officers or employees, if we have requested such cooperation;

provided, however, that “cause” will not be deemed to exist in the certain events above unless the named executive officer has been provided with (i) 30 days’ written notice by the board of directors of the act or omission constituting “cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure (as determined by the board of directors in its sole discretion).

For purposes of the offer letter with Mr. Aziz, “good reason” means generally any of the following without the named executive officer’s consent:

•	a material reduction of base salary as set forth in the agreement or as such base salary may be increased during the course of employment;

•	a material reduction of target bonus as set forth in the agreement or as such target bonus may be increased during the course of employment;

•	a material reduction in duties, authority, reporting relationship or responsibilities, including (i) in the event of a “change in control,” the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of the position occupied immediately preceding such change in control, including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with their experience and the position that they occupied prior to such change in control or (ii) a material diminution in the budget and number of subordinates;

•	a requirement to relocate to a location more than 35 miles from the then-current office location;

•	a material violation by us of a material term of any employment, severance or change of control agreement; or

•	a failure by any successor entity to assume the offer letter.

A resignation for “good reason” will not be deemed to have occurred unless Mr. Aziz gives us written notice of the condition within 90 days after the condition comes into existence and we fail to remedy the condition within 30 days after receiving the written notice.

For purposes of the offer letter with Mr. Aziz, “change in control” means (i) the consummation of a merger or consolidation of us with or into another entity or (ii) the dissolution, liquidation or winding up of our company. The foregoing notwithstanding, a merger or consolidation of our company does not constitute a “change in control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were our company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of our company’s capital stock immediately prior to the merger or consolidation. The foregoing notwithstanding, a transaction will not constitute a “change in control” unless such transaction also constitutes a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5), without regard to any alternative percentages thereunder.

Change of Control Severance Policy for Officers

In July 2013, our compensation committee adopted and approved a Change of Control Severance Policy for Officers, or the Severance Policy. All of our executive officers and certain non-executive vice presidents (including senior vice presidents) (collectively referred to as “eligible employees”) are generally eligible for severance benefits under the Severance Policy, subject to the conditions described below. Each eligible employee may receive benefits upon a qualified termination of employment three months prior to, or 12 months following a change of control, or the change of control period. In addition, eligible employees may receive severance benefits for qualified terminations of employment unrelated to a change of control. The benefits in the Severance Policy vary based on whether an eligible employee is an executive officer, or Tier 1 Executive, or a non-executive officer, or Tier II Executive.

In the event of a termination of employment without “cause” (as generally defined below) outside of the change of control period, an eligible employee will receive the following:

•	Tier I Executive:

•	lump-sum 12 months base salary payment; and

•	paid COBRA continuation for 12 months.

•	Tier II Executive:

•	lump-sum 6 months base salary payment; and

•	paid COBRA continuation for 6 months.

In the event of a termination of employment without cause or a resignation for “good reason” (as generally defined below), in each case, during the change of control period, an eligible employee will receive the following:

•	Tier I Executive:

•	lump-sum 12 months base salary payment;

•	pro-rata bonus for the year of termination;

•	100% acceleration of unvested equity awards with performance awards vesting at maximum level; and

•	paid COBRA continuation for 12 months.

•	Tier II Executive:

•	lump-sum 12 months base salary payment;

•	pro-rata bonus for the year of termination;

•	100% acceleration of unvested equity awards with performance awards vesting at maximum level; and

•	paid COBRA continuation for 12 months.

To be an eligible employee, the participant must enter into a participation agreement with us. Also, all severance benefits under the Severance Policy are subject to the eligible employee executing a release of clams. Mr. Aziz is not an eligible employee for purposes of the Severance Policy because he elected not to enter into a participation agreement with us.

Benefits under the Severance Policy replace any then-existing severance and/or change of control benefit that an eligible employee had previously.

For purposes of the Severance Policy, “cause” has the same general meaning as in the offer letter with Mr. Aziz described above.

For purposes of the Severance Policy, “good reason” means generally any of the following without an eligible employee’s consent:

•	a material reduction in duties, authority, reporting relationship, or responsibilities;

•	a material reduction in annual cash compensation;

•	a requirement to relocate to a location more than twenty miles from the eligible employee’s then-current office location;

•	a material breach by us of the eligible employee’s employment agreement or any other agreement between the eligible employee and us; or

•	a failure by any successor entity to assume the Severance Policy.

401(k) Plan

We maintain a tax-qualified retirement plan that provides our eligible employees other than Mandiant employees with an opportunity to save for retirement on a tax-advantaged basis. In addition, we maintain a tax-qualified plan for employees of the Mandiant subsidiary that was assumed in the Mandiant acquisition. All participants’ interests in their deferrals are 100% vested when contributed under both 401(k) plans. In 2013, we made no matching contributions into our 401(k) plan. The Mandiant 401(k) plan provides for a match of 100% of the first 4% of an eligible employee’s compensation contributed. Matching contributions under the Mandiant 401(k) plan are 100% vested when made. Under both 401(k) plans, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Each 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to each 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our executive officers, including each of our named executive officers, as of December 31, 2013.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)	Market Value of Shares of Units of Stock that have not Vested ($)
David G. DeWalt	5/1/12	(2)	—	—	1.65	4/30/22	2,157,486	94,087,964
	5/1/12	(3)	—	—	—	—	280,473	12,231,428
	5/1/12	(4)	—	—	—	—	162,936	7,105,639
	6/15/12	(5)	41,000	—	1.65	6/14/22	—	—
	1/22/13	(6)	139,944	—	5.44	1/21/23	—	—
Ashar Aziz	5/27/11	(7)	—	—	0.57	5/26/21	209,482	9,135,510
	5/27/11	(8)	—	—	0.57	5/26/21	251,378	10,962,595
	3/30/12	(9)	—	—	1.65	3/29/22	677,066	29,526,848
Jeffrey C. Williams	4/1/08	(10)	25,000	—	0.14	3/31/18	—	—
	3/16/10	(11)	1,436,719	—	0.07	3/15/20	—	—
	2/10/11	(12)	25,000	—	0.57	2/9/21	—	—
	1/22/13	(13)	—	—	—	—	75,000	3,270,750
Alexa King	5/25/12	(14)	—	—	1.65	5/24/22	204,168	8,903,766
	1/22/13	(13)	—	—	—	—	75,000	3,270,750
Bahman Mahbod	2/10/11	(15)	291,000	—	0.57	2/9/21	—	—
	5/25/12	(16)	100,000	—	1.65	5/24/22	—	—
	1/22/13	(13)	—	—	—	—	75,000	3,270,750
Michael J. Sheridan	7/20/11	(17)	—	—	—	—	451,737	19,700,251
	8/23/11		—	—	—	—	5,950	259,480
	1/22/13	(13)	—	—	—	—	75,000	3,270,750
Kevin R. Mandia	7/26/12	(18)	—	—	—	—	151,710	6,616,073
	12/30/13	(19)	—	—	—	—	469,813	20,488,545

(1)	Unless otherwise described in the footnotes below, represents (i) restricted stock awards and (ii) shares of restricted stock issued upon the early exercise of stock options, in each case that remained unvested as of December 31, 2013. We have a right to repurchase any unvested shares subject to each such award if the holder of the award ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule described in the footnotes below.
(2)	As modified by the amended and restated offer letter entered into with Mr. DeWalt in November 2012, the shares subject to the award vest in 31 equal monthly installments commencing on May 31, 2014, subject to Mr. DeWalt’s continuous service as our Chief Executive Officer on each such vesting date. For a description of Mr. DeWalt’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(3)	As modified by the amended and restated offer letter entered into with Mr. DeWalt in November 2012, the shares subject to the award vest in five equal monthly installments with the first such installment on December 31, 2013, subject to Mr. DeWalt’s continuous service as our Chief Executive Officer on each such vesting date. For a description of Mr. DeWalt’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(4)	As modified by the amended and restated offer letter entered into with Mr. DeWalt in November 2012, the shares subject to the award vest in 48 equal monthly installments with the first such installment on May 1, 2012, subject to Mr. DeWalt’s continuous status as a member of our board of directors on each such vesting date. For a description of Mr. DeWalt’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(5)	As modified by the amended and restated offer letter entered into with Mr. DeWalt in November 2012, the shares subject to the option are early exercisable and vest in equal monthly installments over 48 months beginning on November 19, 2012, subject to Mr. DeWalt’s continuous status as our Chief Executive Officer as of each such vesting date. For a description of Mr. DeWalt’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(6)	The shares subject to the option are early exercisable and vest in equal monthly installments over 48 months beginning on November 19, 2012, subject to Mr. DeWalt’s continuous status as our Chief Executive Officer as of each such vesting date.
(7)	As modified by the offer letter entered into with Mr. Aziz in November 2012, as of December 31, 2013, 717,158 of the shares subject to the award had vested, and 209,482 of the shares subject to the award continue to vest in 18 equal monthly installments, subject to Mr. Aziz’s continuous status as a service provider on each such vesting date. For a description of Mr. Aziz’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”

(8)	As modified by the offer letter entered into with Mr. Aziz in November 2012, as of December 31, 2013, 304,606 of the shares subject to the award had vested, and 251,378 of the shares subject to the award continue to vest in 36 equal monthly installments, subject to Mr. Aziz’s continuous status as a service provider on each such vesting date. For a description of Mr. Aziz’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(9)	As modified by the offer letter entered into with Mr. Aziz in November 2012, as of December 31, 2013, 941,373 of the shares subject to the award had vested, and 677,066 of the shares subject to the award continue to vest in 30 equal monthly installments, subject to Mr. Aziz’s continuous status as a service provider on each such vesting date. For a description of Mr. Aziz’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(10)	The stock option is fully vested and immediately exercisable.
(11)	25% of the shares subject to the option vested on February 1, 2011, and the remaining shares subject to the option vest in 36 equal monthly installments thereafter, subject to Mr. Williams’ continuous status as a service provider on each such vesting date. All shares subject to the option are early exercisable.
(12)	The shares subject to the option are early exercisable and vest in 48 equal monthly installments with a vesting commencement date of February 10, 2011, subject to Mr. Williams’ continuous status as a service provider on each such vesting date.
(13)	Represents the maximum number of shares issuable upon the vesting of restricted stock units. Upon the achievement of certain performance conditions, 50% of the eligible restricted stock units will vest on the 15th day of the first month in which our trading window is open after the expiration of the period ending 180 days after the effectiveness of our initial public offering, and the remaining eligible restricted stock units will vest on the first anniversary of such date, in each case subject to the holder’s continuous status as a service provider on each such vesting date.
(14)	25% of the shares subject to the award vested on April 16, 2013, and the remaining shares subject to the award vest in 36 equal monthly installments thereafter, subject to Ms. King’s continuous status as a service provider on each such vesting date.
(15)	The shares subject to the option are early exercisable and vest in 48 equal monthly installments with a vesting commencement date of February 10, 2011, subject to Mr. Mahbod’s continuous status as a service provider on each such vesting date.
(16)	The shares subject to the option are early exercisable and vest in 48 equal monthly installments with a vesting commencement date of May 25, 2012, subject to Mr. Mahbod’s continuous status as a service provider on each such vesting date.
(17)	25% of the shares subject to the award vested on June 8, 2012, and the remaining shares subject to the award vest in 36 equal monthly installments thereafter, subject to Mr. Sheridan’s continuous status as a service provider on each such vesting date.
(18)	Consists of shares of restricted stock issued under the Mandiant Corporation 2011 Equity Incentive Plan, which shares were assumed by us in connection with our acquisition of Mandiant. As of December 31, 2013, the shares subject to the award vest in 31 equal monthly installments, subject to Mr. Mandia’s continuous status as a service provider on each such vesting date.
(19)	Pursuant to the offer letter entered into with Mr. Mandia in December 2013, vesting requirements were imposed on a portion of the shares of our common stock that were issued to him as stock consideration as part of our acquisition of Mandiant. 50% of the shares will vest on each anniversary of December 30, 2013, subject to Mr. Mandia’s continuous status as a service provider on each such vesting date. For a description of Mr. Mandia’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding stock options that were assumed by us in connection with our acquisition of Mandiant, which originally granted those stock options. However, footnote 3 to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2013, and the weighted average exercise price of those assumed stock options.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	24,038,693	$5.80	13,515,257
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	24,038,693	$5.80	13,515,257

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units, which have no exercise price.
(2)	Includes the following plans: FireEye, Inc. 2004 Stock Option Plan, FireEye, Inc. 2008 Stock Plan, FireEye, Inc. 2013 Equity Incentive Plan (“2013 Plan”) and FireEye, Inc. 2013 Employee Stock Purchase Plan (“ESPP”). Our 2013 Plan provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,100,000 shares of common stock, (ii) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by our board of directors. Our ESPP provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,700,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by our board of directors. On January 1, 2014, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 6,887,875 shares and 1,377,575 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	The table does not include information for the Mandiant Corporation 2006 Equity Incentive Plan, Mandiant Corporation 2011 Equity Incentive Plan and FireEye, Inc. Umbrella Plan for Assumed Options, which are equity compensation plans governing stock options assumed by us in connection with the acquisition of Mandiant. As of December 31, 2013, there were a total of 4,578,833 shares subject to outstanding stock options assumed by us in connection with the acquisition of Mandiant. The outstanding stock options had a weighted average exercise price of $5.93 per share. No additional awards may be made under those plans.

Compensation Committee Report

The information contained in the following Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The compensation committee has reviewed and discussed the foregoing “Executive Compensation” section of this proxy statement with management. Based on this review and discussion, the compensation committee recommended to our board of directors that such information be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Enrique Salem (Chair)

William M. Coughran Jr.

Promod Haque

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2014 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 144,768,560 shares of our common stock outstanding as of March 31, 2014. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2014, or issuable pursuant to restricted stock units that are subject to vesting conditions expected to occur within 60 days of March 31, 2014, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock units for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o FireEye, Inc., 1440 McCarthy Blvd., Milpitas, CA 95035.

Name of Beneficial Owner+	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Sequoia Capital Entities(1)	21,622,411	14.9%
Norwest Venture Partners Entities(2)	18,835,652	13.0%
Ashar Aziz(3)	9,791,096	6.8%
DAG Ventures Entities(4)	9,477,671	6.6%
Directors and Executive Officers, including our Named Executive Officers:
David G. DeWalt(5)	4,719,572	3.3%
Ashar Aziz(3)	9,791,096	6.8%
Kevin R. Mandia(6)	3,023,640	2.1%
Michael J. Sheridan(7)	1,114,265	*
Jeffrey C. Williams(8)	1,822,027	1.3%
Alexa King(9)	334,000	*
Bahman Mahbod(10)	1,154,172	*
Gaurav Garg(11)	1,544,093	1.1%
Promod Haque(12)	18,835,652	13.0%
Ronald E. F. Codd(13)	241,000	*
William M. Coughran Jr.(14)	—	—
Robert F. Lentz(15)	388,916	*
Enrique Salem(16)	180,731	*
All current directors and executive officers as a group (13 persons)(17)	43,149,164	29.8%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

+	Certain options to purchase shares of our capital stock included in this table are early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.
(1)	Consists of (i) 18,961,167 shares held of record by Sequoia Capital XI, LP, (ii) 2,062,304 shares held of record by Sequoia Capital XI Principals Fund, LLC, and (iii) 598,940 shares held of record by Sequoia Technology Partners XI, LP (collectively referred to as the “Sequoia Capital Funds”). SC XI Management, LLC is the general partner of Sequoia Capital XI, LP and Sequoia Technology Partners XI, LP and is the managing member of Sequoia Capital XI Principals Fund, LLC. The managing members of SC XI Management, LLC are Michael Goguen, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SC XI Management, LLC may be deemed to share voting and investment power over the shares held by the Sequoia Capital Funds. Messrs. Goguen, Leone and Moritz disclaim beneficial ownership of the shares held of record by the Sequoia Capital Entities. The address of each of the entities identified in this footnote is 3000 Sand Hill Road, Suite 4-250, Menlo Park, CA 94025.
(2)	Consists of (i) 2,774,715 shares held of record by Norwest Venture Partners VIII, LP and (ii) 16,060,937 shares held of record by Norwest Venture Partners IX, LP (collectively referred to as the “Norwest Venture Partners Entities”). NVP Associates, LLC, or NVP, is the managing member of the general partners of the Norwest Venture Partners Entities, and may be deemed to share voting and investment power over the shares held by Norwest Venture Partners Entities. Promod Haque, Jeffrey Crowe and Matthew Howard, as co-chief executive officers of NVP and members of the general partners, may be deemed to share voting and investment power with respect to the shares held of record by the Norwest Venture Partners Entities. The address for the Norwest Venture Partners Entities is 525 University Avenue, #800, Palo Alto, CA 94301. Promod Haque is a member of our board of directors.
(3)	Consists of 9,791,096 shares held of record by Mr. Aziz, as Trustee of the Ashar Aziz Family Trust dated March 16, 2012, 500,987 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following March 31, 2014. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options, and we have a right to repurchase any unvested shares at the original exercise price if Mr. Aziz ceases to provide services to us prior to the date on which all such shares have vested. Mr. Aziz, as trustee, has sole voting and investment power with respect to the shares held of record by the Ashar Aziz Family Trust dated March 16, 2012.
(4)	Consists of (i) 7,945 shares held of record by DAG Ventures GP Fund III, LLC, (ii) 8,060,901 shares held of record by DAG Ventures III-QP, L.P., (iii) 758,248 shares held of record by DAG Ventures III, L.P., and (iv) 650,577 shares held of record by DAG Ventures III-A, LLC (collectively referred to as the “DAG Ventures Entities”). DAG Ventures Management III, LLC is the Managing Member of each of DAG Ventures GP Fund III, LLC and DAG Ventures III-A, LLC and is the general partner of each of DAG Ventures III-QP, L.P. and DAG Ventures III, L.P. R. Thomas Goodrich and John J. Cadeddu, the managing members of DAG Ventures Management III, LLC, may be deemed to share voting and investment power with respect to the shares held of record by the DAG Ventures Entities. The address for these entities is 251 Lytton Avenue, Suite 200, Palo Alto, CA 94301.
(5)

Consists of (i) 4,013,294 shares held of record by Mr. DeWalt, 2,026,730 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following March 31, 2014 and 134,843 of which were issued pursuant to a stock grant and remained subject to further vesting as of 60 days following March 31, 2014, (ii) 180,944 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 31, 2014, of which 67,854 shares were fully vested as of such date, (iii) 219,000 shares held of record by David G. DeWalt and Mary Kathleen DeWalt, trustees of David G. DeWalt 2009 Irrevocable Trust, (iv) 219,000 shares held of record by David G. DeWalt and Mary Kathleen DeWalt, trustees of Mary Kathleen DeWalt 2009 Irrevocable Trust and (v) 87,334 shares held of record by U.S. Bank National Association as escrow agent under the merger agreement governing our acquisition of Mandiant. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options. We have a right to repurchase any unvested shares issued upon early exercise of stock options at the original exercise price if Mr. DeWalt ceases to provide services to us prior to the date on which all such shares have vested. The unvested shares issued pursuant to the stock grant are subject to forfeiture if Mr. DeWalt ceases to provide services to us prior to the date on which all such shares have vested. Mr. DeWalt shares voting and investment power with respect to the shares held of record by David G. DeWalt and Mary Kathleen DeWalt, trustees of the David G. DeWalt 2009 Irrevocable Trust and David G. DeWalt and Mary Kathleen DeWalt, trustees of the Mary Kathleen DeWalt 2009 Irrevocable Trust.
(6)	Consists of (i) 2,318,482 shares held of record by Mr. Mandia, of which 469,813 shares were issued subject to a consideration holdback agreement and remained subject to further vesting as of 60 days following March 31, 2014 and 127,241 shares were issued pursuant to a stock grant and remained subject to further vesting as of 60 days following March 31, 2014, (ii) 255,080 shares held of record by the Kevin R. Mandia 2011 Irrevocable Trust dated July 29, 2011 and (iii) 450,078 shares held of record by U.S. Bank National Association as escrow agent under the merger agreement governing our acquisition of Mandiant. Mr. Mandia’s spouse, as trustee, has shared voting and investment power with respect to the shares held of record by the Kevin R. Mandia 2011 Irrevocable Trust dated July 29, 2011. Mr. Mandia disclaims beneficial ownership of such shares.
(7)	Consists of (i) 1,085,765 shares held of record by Mr. Sheridan, 330,552 of which were issued pursuant to a restricted stock purchase agreement and remained subject to further vesting as of 60 days following March 31, 2014, (ii) 22,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2014 and (iii) 6,000 shares held of record by Mr. Sheridan, as custodian for the benefit of his minor children. We have a right to repurchase, at the original purchase price, any unvested shares issued pursuant to the restricted stock purchase agreement if Mr. Sheridan ceases to provide services to us prior to the date on which all such shares have vested.
(8)	Consists of (i) 10,000 shares held of record by Mr. Williams, (ii) 500,000 shares held of record by Mr. Williams and Robin Williams as community property, (iii) 1,289,527 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 31, 2014, of which 1,284,839 were fully vested as of such date and (iv) 22,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2014.
(9)	Consists of (i) 311,500 shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship, 167,709 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following March 31, 2014 and (ii) 22,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2014. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options, and we have a right to repurchase any unvested shares at the original exercise price if Ms. King ceases to provide services to us prior to the date on which all shares have vested. Ms. King has shared voting and investment power with respect to the shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship.
(10)	Consists of (i) 866,659 shares held of record by Mr. Mahbod, (ii) 265,013 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 31, 2014, of which 160,450 were fully vested as of such date and (iii) 22,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2014.
(11)	Consists of (i) 656,003 shares held of record by the Gaurav Garg and Komal Shah Trust dated April 27, 2000 (the “Trust”), 129,251 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following March 31, 2014, (ii) 228,134 shares held of record by Gaurav Garg and Komal Shah, Trustees of the Garg/Shah GRAT Number One (“Grat No. 1”), (iii) 228,133 shares held of record by Gaurav Garg and Komal Shah, Trustees of the Garg/Shah GRAT Number Two (“Grat No. 2”), (iv) 414,660 shares held of record by Hilltop Family Partnership, and (v) 17,163 shares held of record by Alameda Alpha, LLC. Mr. Garg and Komal Shah are the general partners of Hilltop Family Partnership and share voting and investment power with respect to the shares held of record by such entity. Mr. Garg and J. Peter Wagner are the general partners of Alameda Alpha, LLC and share voting and investment power with respect to the shares held of record by such entity. Mr. Garg, as trustee, has shared voting and investment power with respect to the shares held of record by the Trust, Grat No. 1 and Grat No. 2. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options, and we have a right to repurchase any unvested shares at the original exercise price if Mr. Garg ceases to provide services to us prior to the date on which all such shares have vested.

(12)	Consists of 18,835,652 shares held by the Norwest Venture Partners Entities described in footnote (2) above. Mr. Haque is a member of the general partners of Norwest Venture Partners VIII, LP and Norwest Venture Partners IX, LP (Itasca VC Partners VIII, LLP and Genesis VC Partners IX, LLC, respectively). Mr. Haque is also an officer of NVP Associates, LLC, the managing member of Norwest Venture Partners VIII, LP and Norwest Venture Partners IX, LP and a limited partner of such funds, and as such may be deemed to share voting and investment power with respect to all shares held by such entities.
(13)	Consists of (i) 116,000 shares held of record by the Codd Revocable Trust Dtd March 6, 1998, 10,417 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following March 31, 2014, and (ii) 125,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 31, 2014, none of which were vested as of such date. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options, and we have a right to repurchase any unvested shares at the original exercise price if Mr. Codd ceases to provide services to us prior to the date on which all such shares have vested. Mr. Codd, as trustee, has shared voting and investment power with respect to the shares held of record by the Codd Revocable Trust Dtd March 6, 1998.
(14)	Excludes shares held of record by the Sequoia Capital Entities.
(15)	Consists of 388,916 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 31, 2014, all of which were fully vested as of such date.
(16)	Consists of 180,731 shares held of record by Enrique Salem, 87,500 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following March 31, 2014. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options, and we have a right to repurchase any unvested shares at the original exercise price if Mr. Salem ceases to provide services to us prior to the date on which all such shares have vested.
(17)	Consists of (i) 40,809,764 shares beneficially owned by our current directors and executive officers, of which 3,484,056 remained subject to further vesting as of 60 days following March 31, 2014; (ii) 2,249,400 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2014, of which 1,902,059 were fully vested as of such date and (iii) 90,000 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2014.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Equity Financings

Series F Convertible Preferred Stock Transaction

In January 2013, we sold an aggregate of 474,380 shares of our Series F convertible preferred stock at a purchase price per share of approximately $10.53, for an aggregate purchase price of approximately $5 million. The following table summarizes purchases of our Series F convertible preferred stock by persons who, at the time of purchase, held more than 5% of our outstanding capital stock and entities affiliated with our directors:

Name of Stockholder	Shares of Series F Convertible Preferred Stock	Total Purchase Price
DAG Ventures Entities(1)	11,883	$125,120.87
Sequoia Capital Entities(2)	24,479	257,749.20
Norwest Venture Partners Entities(3)	23,596	248,451.74
SVB Entities(4)	7,272	76,569.80

(1)	Affiliates of DAG Ventures holding our securities whose shares are aggregated for purposes of reporting share ownership information include DAG Ventures III-QP, L.P., DAG Ventures III, L.P., DAG Ventures GP Fund III, LLC and DAG Ventures III-A, LLC.
(2)	Affiliates of Sequoia Capital holding our securities whose shares are aggregated for purposes of reporting share ownership information include Sequoia Capital XI, Sequoia Capital XI Principals Fund and Sequoia Technology Partners XI. William M. Coughran Jr., a member of our board of directors, is affiliated with the Sequoia Capital Entities.
(3)	Affiliates of Norwest Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information include Norwest Venture Partners IX, LP and Norwest Venture Partners VIII, LP. Promod Haque, a member of our board of directors, is affiliated with the Norwest Venture Partner Entities.
(4)	Affiliates of SVB holding our securities whose shares are aggregated for purposes of reporting share ownership information include Silicon Valley BancVentures, L.P., SVB Capital Partners II, L.P. and SVB Financial Group.

Acquisition of Mandiant Corporation

On December 30, 2013, pursuant to the terms of an Agreement and Plan of Reorganization, or merger agreement, we acquired Mandiant in a two-step merger for aggregate consideration of approximately $989.4 million, consisting of approximately $106.5 million in net cash and an aggregate of 21.5 million shares and options to purchase shares of our common stock.

Mr. DeWalt, our Chief Executive Officer and Chairman of our board of directors, served as the Chairman of the board of directors of Mandiant from April 2011 to October 2013, and served as an advisor to Mandiant from

October 2013 until the closing of the merger in December 2013. In addition, as of immediately prior to the completion of the merger, Mr. DeWalt held 740,166 shares of Mandiant common stock, of which 328,960 shares were unvested shares subject to forfeiture in the event of his termination as a service provider to Mandiant. Pursuant to the terms of the equity agreements governing Mr. DeWalt’s shares of Mandiant common stock, all of Mr. DeWalt’s unvested Mandiant shares immediately vested in connection with the merger. Upon the closing of the merger, after giving effect to the vesting acceleration described in the preceding sentence, Mr. DeWalt received aggregate merger consideration of approximately $28.6 million, consisting of approximately $3.9 million in cash and 601,438 shares of our common stock, of which 87,334 shares were deposited into a third-party escrow account as partial security for the indemnity obligations of Mandiant and its former stockholders.

Due to the foregoing interests of Mr. DeWalt in the merger, Mr. DeWalt recused himself from the deliberations of our board of directors with respect to the approval of the merger agreement, the merger and the transactions contemplated thereby. In addition, in connection with the merger, our board of directors established an independent committee of the board comprised solely of our independent directors. The independent committee actively supervised the negotiation of the merger agreement, the merger and the transactions contemplated thereby. After a thorough review and due consideration of the proposed transaction, including Mr. DeWalt’s interest therein, the independent committee unanimously recommended that our full board of directors approve the merger agreement, the merger and the transactions contemplated thereby, including, but not limited to, the consideration payable to Mr. DeWalt in his capacity as a stockholder of Mandiant, as described above. In addition, our audit committee reviewed and approved the consideration payable to Mr. DeWalt in connection with the merger in accordance with our related party transaction policy described below under “—Policies and Procedures for Related Party Transactions.”

Investors’ Rights Agreement

In connection with the acquisition of Mandiant, on December 30, 2013, we amended and restated our investors’ rights agreement, dated as of December 27, 2012, among us and certain of our stockholders who are signatories thereto. The amended and restated investors’ rights agreement is referred to below as the “rights agreement.” Under the terms of the rights agreement, former holders of our convertible preferred stock and certain stockholders who received shares of our common stock in connection with the Mandiant acquisition have certain registration rights, including the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. The related persons that have registration rights pursuant to the rights agreement are David DeWalt, Kevin Mandia, affiliates of DAG Ventures, affiliates of Sequoia Capital, affiliates of Norwest Venture Partners, affiliates of SVB, and entities affiliated with Gaurav Garg, a member of our board of directors.

Voting Agreement

Prior to the completion of our initial public offering, our amended and restated voting agreement, as amended, or the voting agreement, among us and certain purchasers of our preferred stock, including our principal stockholders with whom certain of our directors are affiliated, required the stockholders who were parties thereto to vote their shares on certain matters pursuant to the terms of the voting agreement, including with respect to the election of directors. Pursuant to the voting agreement, each of Sequoia Capital and Norwest Venture Partners was granted the right to designate one member of our board of directors, as long as at least one million shares of our preferred stock remained outstanding. William M. Coughran Jr. and Promod Haque were designated by Sequoia Capital and Norwest Venture Partners, respectively, under the voting agreement. Upon the completion of our initial public offering, the voting agreement terminated, and there are no further contractual obligations regarding the election of our directors. Our current directors will continue to serve as directors until their resignations or removal or until their successors are duly elected by the holders of our common stock.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and certain of our executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our audit committee has adopted a formal written policy providing that our audit committee is responsible for reviewing “related party transactions,” which are transactions (i) in which we were, are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $50,000, and (iii) in which a related person had, has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenue, (iv) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (v) transactions available to all U.S. employees generally.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2013, all Section 16(a) filing requirements were satisfied on a timely basis.

Available Information

Our financial statements for our fiscal year ended December 31, 2013 are included in our Annual Report on Form 10-K. This proxy statement and our annual report are posted on the Investor Relations section of our website at investors.FireEye.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to FireEye, Inc., Attention: Investor Relations, 1440 McCarthy Blvd., Milpitas, California 95035.

Company Website

We maintain a website at www.FireEye.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote over the Internet or by telephone as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Milpitas, California

April 25, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

FIREEYE, INC.

June 11, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope

provided as soon as possible.

IN PERSON - You may vote your shares in person by attending

the Annual Meeting.

20330000000000000000 9 061114

NOMINEES:

William M. Coughran Jr.

Gaurav Garg

Promod Haque

GO GREEN - e-Consent makes it easy to go paperless. With

e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18620

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect three Class I directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES FOR ALL EXCEPT

(See instructions below)

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014. FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FIREEYE, INC. Proxy for Annual Meeting of Stockholders on June 11, 2014 Solicited on Behalf of the Board of Directors The undersigned hereby appoints David G. DeWalt, Michael J. Sheridan and Alexa King as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of FireEye, Inc. held of record by the undersigned at the close of business on April 14, 2014 at the Annual Meeting of Stockholders to be held on June 11, 2014 at 10:00 a.m. Pacific Time at 1440 McCarthy Blvd., Milpitas, California 95035, and at any adjournments or postponements thereof. (Continued and to be signed on the reverse side.)